Exhibit 10.1

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Exyn Technologies, Inc.

1. Eligibility

All non-employee members of the Board are eligible to participate. Employee directors are not eligible. Market practice is to include all non-employee directors, including investor directors, on the same basis; however, investor directors may decline compensation consistent with their fund policies without prejudice to their Board service.

2. Board Leadership Structure

The Company has elected to designate a Lead Independent Director (LID) rather than a Non-Executive Chair. This reflects the governance structure in place at IPO. For reference, among peer companies: 47% designate a Non-Executive Chair only; 16% designate a Lead Independent Director only; 9% have both; and 28% disclose neither. The LID retainer set forth below is positioned at the market 50th percentile.

3. Annual Cash Retainer

Compensation Element	Annual Amount
General Board Retainer	$40,000 per director
Lead Independent Director (additional)	$20,000

No per-meeting fees are paid. A retainer-only structure is used by 86% of peer companies and is consistent with market practice. Cash retainers are paid quarterly in arrears. A director who serves for less than a full quarter shall receive a pro-rated retainer for that quarter.

Equity-in-Lieu-of-Cash Election: Directors may elect, no later than December 31 of the preceding calendar year (or, for the initial year, no later than five business days prior to the IPO closing date), to receive all or a portion of their annual cash retainer in the form of additional stock options or RSUs of equivalent value, in lieu of cash. Elections are irrevocable for the applicable year. The form of equity and conversion methodology shall be determined by the Committee at the time of the election.

4. Committee Service Retainers

Committee Role	Annual Retainer
Audit Committee — Chair	$15,000
Audit Committee — Member	$7,500
Compensation Committee — Chair	$10,000
Compensation Committee — Member	$5,000
Nominating/Governance Committee — Chair	$8,000
Nominating/Governance Committee — Member	$4,000

Chair retainers reflect total fees for the chair role and are not incremental over member fees. Member retainers are set at 50% of the corresponding chair retainer, consistent with market practice. A director serving as both chair and member of a committee receives only the chair retainer. All retainers are positioned at or near the market 50th percentile.

5. Equity Vehicle and Market Practice Departure

The Committee has affirmatively determined to grant director equity in the form of 100% stock options rather than restricted stock units (RSUs), which are used by 83% of peer companies. Stock options are used by only 3% of peers as the sole equity vehicle. The Committee adopts options for the following reasons specific to the Company’s current circumstances:

Rationale	Detail
Dilution management	A fixed number of options per director, rather than a target dollar value, manages dilution at the Company’s current low market capitalization of approximately $44 million
Upside alignment	Options provide greater leverage and align director and stockholder interests during the growth phase preceding and following the IPO
No tax withholding at vesting	Unlike RSUs, options do not trigger income tax withholding obligations at the time of exercise, reducing administrative complexity for directors
Valuation-based denomination	Only 12% of peers use a fixed number of shares or options; 88% use a target dollar value. The Company adopts a fixed-unit approach now and commits to transitioning to a target dollar value denomination as valuation increases, consistent with the approach used by most recently public companies of comparable size

Transition Commitment: The Committee commits to reviewing the director equity vehicle and denomination approach in connection with the annual director compensation review once the Company’s market capitalization has grown to a level where a target dollar value approach is operationally appropriate. At that time, the Committee will consider transitioning to RSUs consistent with market practice.

6. Annual Equity Grant

Each non-employee director shall receive an annual equity grant upon election or re-election at each annual meeting of stockholders, with the following terms:

Grant Element	Terms
Grant size	0.075% of market capitalization per director
Market positioning	Between the market 50th percentile (0.059%) and 75th percentile (0.085%) on a percent-of-company basis; grant date value in the bottom decile of peers on a dollar basis ($33,238 vs. peer 50th percentile of $137,500)
Approximate grant date value at IPO	$33,238 per director (based on $44M valuation at $5.75 per share)
Equity vehicle	100% stock options (see Section 5 above for rationale)
Approximate option count	11,600 options per director (based on 7.7 million post-IPO shares outstanding); rounded to nearest 100
Total annual burn rate (5 directors)	Approximately 58,000 options; 0.75% of shares outstanding
Exercise price	Fair market value on the date of grant; for the first grant at IPO, the exercise price may be set at the IPO price
Vesting	Cliff vest on the earlier of: (i) the first anniversary of the grant date, or (ii) the day prior to the next annual meeting of stockholders following the grant date
Maximum grant date value cap	$200,000 per director per year (to manage proxy disclosure value)

First Grant Timing: The first annual equity grant to the current non-employee directors shall be granted and issued on the Effective Date (June 24, 2026), at an exercise price equal to the fair market value of the Common Stock on that date. Ted Tewksbury is the only current board member with unvested equity holdings; the Committee has considered any resulting inequities in connection with the grant made on the Effective Date.

7. Initial Equity Grant (Newly Elected or Appointed Directors)

Each director newly elected or appointed after the IPO who has not previously received a grant under this program shall receive an initial equity grant with the following terms:

Grant Element	Terms
Grant size	2x the then-current annual grant (approximately 23,200 options; $66,477 at IPO valuation)
Market positioning	Below the market 25th percentile on grant date value ($66,477 vs. peer 25th percentile of $186,250); aligned with the market median on a grant multiple basis (2.0x annual)
Market prevalence	31% of peer companies disclose enhanced initial grants; more common for recently public and smaller companies
Maximum grant date value cap	$400,000 (to manage proxy disclosure value)
Vesting	Ratably over three years from the grant date (annual tranches)

8. Annual Compensation Limit

The aggregate value of all compensation (cash and equity at grant date fair value) paid to any non-employee director in a calendar year shall not exceed: (a) $750,000; or (b) $1,000,000 in the first calendar year of a director’s appointment. This limit is consistent with the market 50th percentile ($750,000) and shall be incorporated into the Company’s 2026 Equity Incentive Plan as a plan-level limit.

9. Stock Ownership Guidelines

No stock ownership guidelines are adopted at this time, consistent with market practice for recently public companies (only 38% of peer companies have formal director ownership guidelines at time of IPO). For reference, among peers that do have guidelines, the market standard is 3x the annual cash retainer within five years of appointment. The Committee will revisit adoption in connection with a broader executive and director governance policy review, typically within the first five years following the IPO.

10. Expense Reimbursement

The Company shall reimburse non-employee directors for reasonable, documented out-of-pocket expenses incurred in connection with attendance at Board and committee meetings and other Board-related activities, consistent with the Company’s expense reimbursement policy.